The Lincoln National Life Insurance Company
Value Protection Rider
This Value Protection Rider (“Rider”) will remain In Force as long as the requirements of the “Allocation Requirements Provisions” below are satisfied, subject to the “Termination of Rider” and “Reinstatement of Rider” provisions. While this Rider is In Force, this Rider provides No-Lapse protection if the No-Lapse Premium Test described below is met. While this Rider and the Long-Term Care Benefits Rider are In Force, this Rider also provides for “Protected” LTC reference values that are determined on each Policy Anniversary, as described below. This Rider modifies certain terms in your Policy and the Long-Term Care Benefits Rider. READ YOUR POLICY AND RIDERS CAREFULLY AND IN THEIR ENTIRETY.
This Rider is a part of the Policy to which it is attached (the “Policy”). The effective date of this Rider is the Policy Date.  There is no additional charge for this Rider. Except as provided below, this Rider is subject to the terms and conditions of the Policy and the Long-Term Care Benefits Rider.
Allocation Requirements Provisions
Automatic Rebalancing   In order to keep this Rider In Force, the Automatic Rebalancing program described in the Policy’s “Automatic Rebalancing” provision must be maintained.  You must maintain Automatic Rebalancing that occurs on a quarterly basis in order to satisfy this requirement.
If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process terminates.
If at any time while this Rider is In Force, you elect to discontinue the Automatic Rebalancing program or elect a frequency other than quarterly, this Rider will terminate.
Allocation Requirements    In order to keep this Rider In Force, you must allocate Net Premium Payments and Accumulation Value according to an allocation plan determined by us. We reserve the right to add or modify allocation plans upon 90 days advance Notice to you.
If at any time while this Rider is In Force, you Request a change to your allocation instructions such that they no longer maintain the required allocation plan as determined by us, this Rider will terminate.
No-Lapse Provisions
No-Lapse Premium Test   If on any Monthly Anniversary Day the Surrender Value of the Policy is less than the Monthly Deduction described in the Policy, the Policy will not enter the grace period and Lapse as long as on that day (a) is equal to or greater than (b), where:
(a)	is the accumulation of all premiums paid less the accumulation of any partial surrenders, less Debt; and
(b)	is the accumulation of the Monthly No-Lapse Premiums due since the Policy Date as shown in the Policy Specifications.
The above accumulations are compounded by the Monthly Accumulation Factor shown in the Policy Specifications.
If the No-Lapse Premium Test is not met, you may pay additional premiums at any time while the Policy and this Rider are In Force in order to satisfy such test, subject to the terms and conditions of the Policy.
Monthly No-Lapse Premium  The Monthly No-Lapse Premium as of the Policy Date is shown in the Policy Specifications. Any increase in the Policy’s Specified Amount will increase the Monthly No-Lapse Premium. Any decrease in the Policy’s Specified Amount, including a decrease as a result of a partial surrender, or termination of or change to any rider or rider charge attached to the Policy, will decrease the Monthly No-Lapse Premium. We will notify you of any such increase or decrease.
Accumulation of Unpaid Monthly Deductions   While this Rider is actively preventing the Policy from entering the grace period, the Monthly Deductions will continue to be taken from the Accumulation Value until the Accumulation Value less Debt has been reduced to zero. After the Accumulation Value less Debt has been reduced to zero, any unpaid Monthly Deductions will be accumulated.  No interest is charged against this accumulation.

Any subsequent Net Premium Payments received will first be used to repay any accumulated unpaid Monthly Deductions. The Net Premium Payment remaining, if any, after such repayment occurs will be allocated as described in the Policy’s “Premium Allocation Instructions” and “Account Allocation Instructions” provisions.
Impact of Misstatement of Age or Sex   If the date of birth or sex of the Insured is misstated and is corrected prior to the death of the Insured, the accumulation of premiums paid and the accumulation of the Monthly No-Lapse Premiums due prior to the date of correction remain unchanged. Any Monthly No-Lapse Premiums due on and after the date of correction will be based on the correct Issue Age, sex, and Policy Specified Amount.
Protected LTC Values Provisions
Protected LTC Limit Value   If this Rider and the Long-Term Care Benefits Rider are In Force, the Protected LTC Limit Value on the first Policy Anniversary is equal to (a) multiplied by (b), where:
(a)	is the Market LTC Limit Value described in the Long-Term Care Benefits Rider in effect on the Policy Anniversary; and
(b)	is the Protected LTC Ratio shown in the Policy Specifications.
This Protected LTC Limit Value will be used during the following Policy Year to determine the LTC Benefit Limit under the Long-Term Care Benefits Rider, as described in that rider. The Protected LTC Limit Value may increase and/or decrease during the Policy Year as described in these “Protected LTC Values Provisions”.
On each subsequent Policy Anniversary while this Rider and the Long-Term Care Benefits Rider are In Force, a new Protected LTC Limit Value will be calculated as described above. The greater of the new Protected LTC  Limit Value on each Policy Anniversary, and the Protected LTC Limit Value in effect immediately prior to that Policy Anniversary, will be used during the following Policy Year to determine the LTC Benefit Limit under the Long-Term Care Benefits Rider.
The Protected LTC Limit Value in effect for any Policy Year may increase and/or decrease as described in the “Impact of Optional Inflation Protection Increases”, “Impact of Benefit Payments Under the Long-Term Care Benefits Rider”, and “Impact of Partial Surrenders (i.e. Withdrawals)” provisions below.
Protected Maximum Monthly LTC Value   If this Rider and the Long-Term Care Benefits Rider are In Force, the Protected Maximum Monthly LTC Value on the first Policy Anniversary is equal to (a) multiplied by (b), where:
(a)	is the Market Maximum Monthly LTC Value described in the Long-Term Care Benefits Rider in effect on the Policy Anniversary; and
(b)	is Protected LTC Ratio shown in the Policy Specifications.
This Protected Maximum Monthly LTC Value will be used during the following Policy Year to determine the Maximum Monthly LTC Benefit under the Long-Term Care Benefits Rider, as described in that rider.
On each subsequent Policy Anniversary while this Rider and the Long-Term Care Benefits Rider are In Force, a new Protected Maximum Monthly LTC Value will be calculated. The greater of the new Protected Maximum Monthly LTC Value, and the Protected Maximum Monthly LTC Value in effect immediately prior to the Policy Anniversary, will be used during the following Policy Year to determine the Maximum Monthly LTC Benefit.
The Protected Maximum Monthly LTC Value in effect for any Policy Year may increase and/or decrease as described in the “Impact of Optional Inflation Protection Increases” and “Impact of Partial Surrenders (i.e. Withdrawals)” provisions below.
Impact of Optional Inflation Protection Increases   On any Policy Anniversary on which you purchase an Optional Inflation Protection increase as described in the Long-Term Care Benefits Rider’s “Right to Purchase Optional Inflation Protection” provision, the Protected LTC  Limit Value determined for that Policy Anniversary will be the greater of (a) or (b), where:
(a)	is the Protected LTC Limit Value immediately prior to the Policy Anniversary, multiplied by 1.05; and
(b)	is the Market LTC Limit Value described in the Long-Term Care Benefits Rider in effect on the Policy Anniversary, multiplied by the Protected LTC Ratio shown in the Policy Specifications.

The Protected Maximum Monthly LTC Value determined for that Policy Anniversary will be the greater of (a) or (b), where:
(a)	is the Protected Maximum Monthly LTC Value immediately prior to the Policy Anniversary, multiplied by 1.05; and
(b)	is the Market Maximum Monthly LTC Value described in the Long-Term Care Benefits Rider in effect on the Policy Anniversary, multiplied by the Protected LTC Ratio shown in the Policy Specifications.
Impact of Benefit Payments under the Long-Term Care Benefits Rider   With the exception of Caregiver Training, any amounts paid in a calendar month as a benefit under the Long-Term Care Benefits Rider will reduce the Protected LTC Limit Value dollar for dollar, as described in the Long-Term Care Benefits Rider’s “Benefits Available” provision.
Impact of Partial Surrenders (i.e. Withdrawals)   A partial surrender (i.e. withdrawal) under the Policy will reduce the Protected LTC Limit Value and the Protected Maximum Monthly LTC Value.
The Protected LTC Limit Value following a partial surrender will be reduced by an amount equal to (a) multiplied by (b), multiplied by (c), where:
(a)	is the amount of the partial surrender;
(b)	is the Market Benefit Multiplier shown in the Policy Specifications; and
(c)	is the Protected LTC Ratio shown in the Policy Specifications.
The Protected Maximum Monthly LTC Value following a partial surrender will be reduced in proportion to the change to the Protected LTC Limit Value.
Effect of Rider on Policy
Grace Period   While this Rider is In Force, the premium due under the Policy’s “Grace Period” provision will be an amount equal to the lesser of:
a.	the amount described in the Policy’s “Grace Period” provision, plus any accumulated unpaid Monthly Deductions; or
b.	the amount necessary to satisfy the No-Lapse Premium Test as of the Monthly Anniversary Day following the grace period.
Reinstatement   If the Policy is reinstated within 6 months after the date of Lapse, this Rider will likewise be reinstated if this Rider was In Force at the time of Lapse. If this Rider is reinstated, the premium required to reinstate the Policy will be the lesser of:
a.	the amounts described in items e. and f. of the Policy’s “Reinstatement” provision; or
b.	the amount necessary to satisfy the No-Lapse Premium Test as of the Monthly Anniversary Day following the date of reinstatement.
For purposes of the No-Lapse Premium Test, the Monthly No-Lapse Premium for the reinstated Policy will equal the Monthly No-Lapse Premium prior to Lapse, and will be accumulated from the original Policy Date as though the Policy had never Lapsed.
If the Long-Term Care Benefits Rider is not reinstated with the Policy, the Monthly No-Lapse Premium for the reinstated Policy will be reduced accordingly.
While this Rider is In Force, the Policy’s Accumulation Value on the date of reinstatement will be equal to (a) plus (b), minus (c), where:
(a)	is the Policy’s Accumulation Value on the date of Lapse;
(b)	is the Net Premium Payment credited at the time of reinstatement, minus the sum of any charge(s) which were not deducted during the grace period prior to reinstatement; and
(c)	is Debt at the time of reinstatement.
This Rider will not be reinstated if the Policy Lapses and is reinstated more than 6 months after the date of Lapse.

General Provisions
Termination of Rider   This Rider and all rights under it will terminate upon the earliest of the following:
a.	the Monthly Anniversary Day on or next following the date on which the requirements under this Rider’s “Allocation Requirements Provisions” are no longer satisfied;
b.	the date the Policy terminates for any reason; or
c.	the date we receive your Request to terminate this Rider.
Reinstatement of Rider   If the Policy Lapses and is reinstated within 6 months after the date of Lapse, this Rider will likewise be reinstated if this Rider was In Force at the time of Lapse.
This Rider will not be reinstated if the Policy Lapses and is reinstated more than 6 months after the date of Lapse.

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